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                                                          FOR IMMEDIATE RELEASE





          YAHOO! ANNOUNCES $250 MILLION PRIVATE PLACEMENT OF COMMON STOCK



     SANTA CLARA, CALIF. - JULY 8, 1998 - Yahoo! Inc. (NASDAQ: YHOO) today announced that it has entered into an agreement for a private placement of common stock to SOFTBANK Holdings, Inc., one of the company's principal shareholders, which will result in proceeds to Yahoo!-Registered Trademark- of $250 million. SOFTBANK will purchase 1,363,440 newly issued shares in the transaction, bringing SOFTBANK'S total ownership to approximately 31 percent of Yahoo!'s issued and outstanding common stock. In connection with the transaction, which is expected to close next week, Yahoo! also agreed to provide registration rights comparable to the registration rights provided on the shares acquired by SOFTBANK prior to Yahoo!'s April 11, 1996 initial public offering.

ABOUT YAHOO!
     Yahoo! Inc. is a global Internet media company that offers a network of branded Web programming serving millions of users daily. As the first navigational guide to the Web, www.yahoo.com is the single largest guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. Yahoo! provides targeted Internet resources and communications services for a broad range of audiences, based on demographic, key-subject and geographic interests. Yahoo! is headquartered in Santa Clara, Calif.


                                       # # #

  Yahoo! and the Yahoo! logo are trademarks and/or registered trademarks of
                                    Yahoo! Inc.
  All other names are trademarks and/or registered trademarks of their respective owners.


CONTACTS:

Gary Valenzuela
Senior Vice President and Chief Financial Officer
Yahoo! Inc.
(408) 731-3350
investor_relations@yahoo-inc.com

Diane Hunt
Director, Corporate Communications
Yahoo! Inc.
(408) 731-3441
diane@yahoo-inc.com